Exhibit 10.2

APTARGROUP, INC.
STOCK OPTION AGREEMENT
FOR EMPLOYEES

AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants to _______________ (the “Employee”) as of ___________, _____ (the “Option Date”), pursuant to the provisions of the AptarGroup, Inc. 2011 Stock Awards Plan (the “Plan”), a non-qualified option to purchase from the Company (the “Option”) __________ shares of its Common Stock, $.01 par value (“Stock”), at the price of $_____  per share upon and subject to the terms and conditions set forth below.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.         Option Subject to Acceptance of Agreement.

The Option shall become null and void unless the Employee shall accept this Agreement by executing it in the space provided below and returning it to the Company.

2.         Time and Manner of Exercise of Option.

2.1.      Maximum Term of Option.  In no event may the Option be exercised, in whole or in part, after __________, _______ (the “Expiration Date”).

2.2.      Exercise of Option.  (a)  The Option shall become exercisable (i) on ____________, ____ with respect to [one-third] of the number of shares subject to the Option on the Option Date, (ii) on ____________, ____ with respect to an additional [one-third] of the number of shares subject to the Option on the Option Date, (iii) on ____________, ____ with respect to the remaining [one-third] of the number of shares subject to the Option on the Option Date, or (iv) as otherwise provided pursuant to this Section 2.2.

(b)       If the Employee’s employment by the Company terminates by reason of retirement, the Option shall continue to be exercisable and become exercisable in accordance with Section 2.2(a) and may thereafter be exercised by the Employee or the Employee’s Legal Representative from the effective date of the Employee’s termination of employment until the Expiration Date.  For purposes of this Agreement, “retirement” shall mean retirement either (i) at or after age 55 after a minimum of ten years of employment with the Company or (ii) at or after age 65.  For purposes of this Section 2.2(b) only, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.

(c)        If the Employee’s employment by the Company terminates by reason of permanent disability or death, the Option shall become fully exercisable and may thereafter be exercised by the Employee or the Employee’s Legal Representative, in the case of permanent disability, or the Employee’s Legal Representative or Permitted Transferees, in the case of death, in each case for a period of three years from the effective date of the Employee’s termination of employment or until the Expiration Date, whichever period is shorter.  For purposes of this Agreement, “permanent disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.

(d)          If the Employee’s employment by the Company terminates for any reason other than retirement, permanent disability or death, the Option shall be exercisable only to the extent that it was exercisable on the effective date of the Employee’s termination of employment and may thereafter be exercised by the Employee or the Employee’s Legal Representative for a period of one year from the effective date of the Employee’s termination of employment or until the Expiration Date, whichever period is shorter.  The portion of the Option, if any, which is not vested as of the effective date of the Employee’s termination of employment shall be forfeited and cancelled by the Company.

(e)          If the Employee dies prior to the Expiration Date following termination of employment by reason of retirement, the Option shall become fully exercisable and may thereafter be exercised by the Employee’s Legal Representative or Permitted Transferees, as the case may be, for a period of one year from the date of death or until the Expiration Date, whichever is shorter.  If the Employee dies prior to the Expiration Date during the one-year period following termination of employment for any reason other than retirement or permanent disability, the Option shall be exercisable only to the extent that it was exercisable on the date of such death and may thereafter be exercised by the Employee’s Legal Representative or Permitted Transferees, as the case may be, for a period of one year from the date of death or until the Expiration Date, whichever period is shorter.

(f)           (1)       In the event of a Change in Control (as defined in Appendix A), the Option shall immediately become exercisable in full.

(2)       In the event of a Change in Control pursuant to paragraph (1) or (2) of Appendix A, the Board of Directors (as constituted prior to such Change in Control) may, in its discretion (subject to existing contractual arrangements), require that the Option, in whole or in part, be surrendered to the Company by the Employee and be immediately cancelled by the Company, and provide for the Employee to receive a cash payment from the Company in an amount equal to the number of shares of Stock subject to the Option immediately prior to such cancellation (but after giving effect to any adjustment pursuant to Section 6(b) of the Plan in respect of any transaction that gives rise to such Change in Control), multiplied by the excess, if any, of (i) the greater of (A) the highest per share price offered to holders of common stock in any transaction whereby the Change in Control takes place and (B) the Market Value of a share of Stock on the date on which such Change of Control occurs over (ii) the exercise price.

(3)       In the event of a Change in Control pursuant to paragraph (3) or (4) of Appendix A, the Board of Directors (as constituted prior to such Change in Control) may, in its discretion (subject to existing contractual arrangements):

(i)                                  require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Stock subject to the Option, with an appropriate and equitable adjustment to the exercise price of such Option, as determined by the Board of Directors, such adjustment to be made without an increase in the aggregate purchase price; and/or

(ii)                              require the Option, in whole or in part, to be surrendered to the Company by the Employee, and to be immediately cancelled by the Company, and provide for the Employee to receive (a) a cash payment in an amount not less than the amount determined by multiplying the number of shares of Stock subject to the Option immediately prior to such cancellation (but after giving effect to any adjustment pursuant to Section 6(b) of the Plan in respect of any transaction that gives rise to such Change in Control), by the excess, if any, of the highest per share price offered to holders of common stock in any transaction whereby the Change in Control takes place over the exercise price, (b) shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a Market Value not less than the amount determined under clause (a) above or (c) a combination of a payment of cash pursuant to clause (a) above and the issuance of shares pursuant to clause (b) above.

(4)       The Company may, but is not required to, cooperate with the Employee if the Employee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assure that any cash payment or substitution in accordance with this Section 2.2(f) to the Employee is made in compliance with Section 16 and the rules and regulations thereunder.

2.3.      Method of Exercise.  Subject to the limitations set forth in this Agreement, the Option may be exercised by the Employee (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full in cash and (ii) by executing such documents as the Company may reasonably request.  The purchase price of the shares being purchased may be paid in cash on behalf of the Employee by a broker-dealer acceptable to the Company to whom the Employee has submitted an irrevocable notice of exercise; provided, however, that the Committee shall have sole discretion to disapprove of an election to use a broker-dealer.  No shares of Stock shall be issued until the full purchase price has been paid.

2.4.      Termination of Option.  In no event may the Option be exercised after it terminates as set forth in this Section 2.4.  The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2, on the Expiration Date.

2.5       Termination of Option and Forfeiture of Option Gain.  (a)  If at any time prior to the earliest to occur of (i) the Expiration Date, (ii) the date which is one year after the effective date of the Employee’s termination of employment for any reason other than death and (iii) the date which is six months after the Employee exercises any portion of the Option, the Employee:

(1)       directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) engages in any type of or accepts employment with or renders services to any Competing Entity or takes any action inconsistent with the fiduciary relationship of an employee to the employee’s employer; provided, that, following a termination of employment, the Employee may accept employment with a Competing Entity, the businesses of which are diversified, and which with respect to one or more of its businesses considered separately is not a Competing Entity, provided, that the Company, prior to the Employee’s accepting such employment, shall receive written assurances satisfactory to the Company from such Competing Entity and from the Employee that the Employee will not render services directly or indirectly in connection with any Competing Product or be employed in a position where the Employee could use or disclose confidential information of the Company or an Affiliate or of any customer or client of the Company or an Affiliate in connection with the Employee’s employment responsibilities to the benefit of a Competing Entity; or

(2)       directly or indirectly induces or attempts to induce any employee, agent or customer of the Company or any Affiliate to terminate such employment, agency or business relationship; or

(3)       directly or indirectly, for the Employee or any Competing Entity, sells or offers for sale, or assists in any way in the sale of, Competing Products to any customer or client of the Company or any Affiliate, upon which the Employee has called or which the Employee has supervised while an employee of the Company or an Affiliate; or

(4)       directly or indirectly engages in any activity which is contrary, inimical or harmful to the interests of the Company or an Affiliate, including but not limited to (x) violations of Company policies, including the Company’s insider trading and confidentiality policies and (y) disclosure or misuse of any confidential information or trade secrets of the Company or an Affiliate, then the Option shall terminate automatically on the date the Employee engages in such activity and the Employee shall pay the Company, within five business days of receipt by the Employee of a written demand therefor, an amount in cash determined by multiplying the number of shares of Stock purchased pursuant to each exercise of the Option (without reduction for any shares of Stock delivered by the Employee or withheld by the Company in satisfaction of the purchase price or any tax withholding obligations) by the difference between (A) the Market Value of a share of Stock on the date of such exercise and (B) the purchase price per share of Stock set forth in the first paragraph of this Agreement.  For purposes of this Agreement, “Competing Entity” means any business entity, regardless of its form (e.g. corporations, partnerships, sole proprietorships, trusts and joint ventures), which sells any Competing Product anywhere worldwide which the Company or its Affiliates is engaged in business; and “Competing Product” means any dispensing system including pumps, closures, aerosol valves and pharmaceutical dispensing devices, including nasal spray pumps, metered valves, dose counters and dry powder devices.

(b)       The Employee may be released from the Employee’s obligations under Section 2.5(a) only if and to the extent the Committee determines in its sole discretion that such a release is in the best interests of the Company.

(c)        The Employee agrees that by executing this Agreement the Employee authorizes the Company and its Affiliates to deduct any amount or amounts owed by the Employee pursuant to Section 2.5(a) from any amounts payable by the Company or any Affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay or bonus.  This right of setoff shall not be an exclusive remedy and the Company’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Employee or any other remedy.

3.         Additional Terms and Conditions of Option.

3.1.      Nontransferability of Option.  The Option may not be transferred by the Employee other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) a transfer without value to a “family member” (as defined in Form S-8) if approved by the Committee.  Except to the extent permitted by the foregoing sentence, during the Employee’s lifetime the Option is exercisable only by the Employee or the Employee’s Legal Representative.  Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2.      Withholding Taxes.  As a condition precedent to any exercise of the Option, the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee in accordance with Section 2.3 to pay to the Company) in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option.  If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.

3.3.      Compliance with Applicable Law.  The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.  The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

3.4.      Delivery of Certificates.  Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.2.

3.5.      Option Confers No Rights as Stockholder.  The Employee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Employee becomes a stockholder of record with respect to such delivered shares; and the Employee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

3.6.      Option Confers No Rights to Continued Employment.  In no event shall the granting of the Option or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.

3.7.      Decisions of Board or Committee.  The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise.  Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

3.8.      Company to Reserve Shares.  The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

3.9.      Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 6(b) thereof), and shall be interpreted in accordance therewith.  The Employee hereby acknowledges receipt of a copy of the Plan.

4.         Miscellaneous Provisions.

4.1.      Meaning of Certain Terms.  As used herein, (a) employment by the Company shall include employment by an Affiliate of the Company, (b) the term “Permitted Transferee” shall include any transferee (i) pursuant to a transfer permitted under Section 6(a) of the Plan and Section 3.1 hereof or (ii) designated pursuant to Section 6(e) of the Plan on the

AptarGroup, Inc. 2011 Stock Awards Plan Beneficiary Designation Form attached hereto as Exhibit A, and (c) the term “Legal Representative” shall include a guardian, administrator, executor or other person acting in a similar capacity.

4.2.      Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.3.      Notices.  All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt.  The notice shall be deemed to be received, in case of actual delivery, on the date of its actual receipt by the party entitled thereto, in case of mailing, on the tenth calendar day following the date of such mailing, and, in the case of telecopy, on the date of confirmation of receipt.

4.4.      Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Delaware.

4.5.      Reports Filed with the Securities and Exchange Commission.  The Company files periodic and current reports and proxy statements with the Securities and Exchange Commission.  These documents are available, free of charge, on the website of the Securities and Exchange Commission (www.sec.gov) and on the Company’s website (www.aptargroup.com, under Investor Relations / “Annual Report & Proxy” and “SEC Filings”), as soon as reasonably practicable after the material is filed with, or furnished to, the Securities and Exchange Commission.  Any of these documents is available to the Employee in paper format, without charge, upon written or oral request to the Company’s Investor Relations Department located at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois, 60014, U.S.A., phone number 1-815-477-0424 or at the Human Resource Department at the Employee’s work site.

4.6.      Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

APTARGROUP, INC.

	By:	Peter Pfeiffer
	Title:	President and Chief Executive Officer

Accepted this ______ day of
____________, 20__

Employee

Appendix A
to AptarGroup, Inc.
Stock Option Agreement
for Employees

For purposes of this Agreement, “Change in Control” shall mean:

(1)       the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided, further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)       individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided, further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(3)       consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4)       consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of

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the execution of the initial agreement or action of the Board providing for such sale or other disposition.

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Exhibit A
to AptarGroup, Inc.
Stock Option Agreement
For Employees

APTARGROUP, INC.

2011 Stock Awards Plan

BENEFICIARY DESIGNATION FORM

You may designate a primary beneficiary and a secondary beneficiary.  You can name more than one person as a primary or secondary beneficiary.  For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries.  Your secondary beneficiary(ies) will receive nothing if any of your primary beneficiaries survive you.  All primary beneficiaries will share equally unless you indicate otherwise.  The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):

Primary Beneficiary(ies):

Secondary Beneficiary(ies):

I certify that my designation of beneficiary set forth above is my free act and deed.

Name of Employee (Please Print)	Employee’s Signature

Date